Exhibit 99.1

For investor relations information, contact:	For trade press information, contact:
Jana Ahlfinger Bell, 972.819.0700	Timi Jackson, 972.819.2336
e-mail: jbell@efji.com	e-mail: tjackson@efji.com

FRANCISCO PARTNERS COMPLETES ACQUISITION

OF EF JOHNSON TECHNOLOGIES, INC.

Irving, TX — August 13, 2010 — EF Johnson Technologies, Inc. (NASDAQ: EFJI) today announced that FP-EF Holding Company, Inc., an affiliate of Francisco Partners, a global technology-focused private equity fund, has completed its acquisition of EF Johnson Technologies, Inc. Under the terms of the merger agreement approved by stockholders, FP-EF Holding Company has acquired all of the outstanding shares of EF Johnson Technologies, based on a price of $1.50 per share in cash.

“EF Johnson has a long history of providing quality products and services to customers in its core markets,” said Ashutosh Agrawal, Principal at Francisco Partners. “We are looking forward to partnering with the Company’s management team to provide our customers with leading products, and the industry’s best customer experience.”

“The EF Johnson team is excited to be joining Francisco Partners,” said Michael E. Jalbert, the outgoing Chairman and Chief Executive Officer of EF Johnson Technologies. “Our extensive technology capabilities and shared focus on customer service create a compelling offering in this growing industry.”

 “I’m looking forward to leading the EF Johnson team as it pursues its strategic goals and continues to focus on providing the highest quality secure communications solutions for its customers,” said Norman Stout, the incoming Chief Executive Officer.  Mr. Stout brings more than 20 years’ of technology experience to the position.

About EF Johnson Technologies, Inc.

Headquartered in Irving, Texas, EF Johnson Technologies, Inc. focuses on innovating, developing and marketing the highest quality secure communications solutions to organizations whose mission is to protect and save lives. The Company’s customers include first responders in public safety and public service, the federal government, and industrial organizations. The Company’s products are marketed under the EFJohnson, 3e Technologies International, and Transcrypt International names and are Made in America. For more information, visit http://www.EFJohnsonTechnologies.com.

About Francisco Partners

With approximately $5.0 billion of committed capital and offices in San Francisco and London, Francisco Partners is one of the world’s largest technology-focused private equity funds. The firm was founded to pursue structured investments in technology companies undergoing strategic, technological, and operational inflection points. Francisco Partners targets majority and minority investments in private companies, public companies, and divisions of public companies. The principals of Francisco Partners have a proven track record, having invested in excess of $4.0 billion of equity capital in over 50 technology companies. For additional information, visit www.franciscopartners.com.

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